EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

To the Stockholders and Board of Directors of The CIT Group, Inc.:

      We consent to the incorporation by reference in Registration Statements No. 33-85224, No. 333-70249, No. 333-36061, No. 333-22283 and No. 333-27465 on
Form S-3 of The CIT Group, Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of The CIT Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of The CIT Group, Inc.

                                            KPMG PEAT MARWICK LLP

Short Hills, New Jersey
March 17, 1998